Filed Pursuant to Rule 433

Dated April 4, 2023

Registration Statement Nos. 333-263539, 333-263539-01, 333-263539-02

Relating to Preliminary Prospectus Supplement dated April 4, 2023 and Prospectus dated March 14, 2022

CNH INDUSTRIAL CAPITAL LLC

$600,000,000  4.550% NOTES DUE 2028

Issuer:	CNH Industrial Capital LLC
Guarantors:	CNH Industrial Capital America LLC and New Holland Credit Company, LLC
Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 / BBB / BBB+
Form:	SEC Registered
Principal Amount:	$600,000,000
Trade Date:	April 4, 2023
Settlement Date:	April 10, 2023 (T+3)
Maturity Date:	April 10, 2028
Interest Payment Dates:	April 10 and October 10, commencing October 10, 2023
Coupon:	4.550% per annum
Price to Public:	98.857% of the principal amount, plus accrued interest from April 10, 2023 if settlement occurs after that date
Net Proceeds to Issuer Before Expenses:	$589,542,000
Benchmark Treasury:	UST 3.625% due March 31,2028
Spread to Benchmark Treasury:	+140 basis points
Benchmark Treasury Price and Yield:	100-31¼; 3.410%
Yield to Maturity:	4.810%
Optional Redemption:	Make-whole call prior to March 10, 2028 based on U.S. Treasury +0.25% (25 basis points) or at par on or after March 10, 2028
Change of Control:	101%
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	12592B AQ7 / US12592BAQ77
Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

MUFG Securities Americas Inc.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

Rabo Securities USA, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by contacting: Deutsche Bank Securities Inc.’s toll-free number at 1-800-503-4611; Citigroup Global Markets Inc.’s toll-free number at 1-800-831-9146; Goldman Sachs & Co. LLC’s toll-free number at 1-866-471-2526; and MUFG Securities Americas Inc.’s toll-free number at 1-877-649-6848.